Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
PLUS Based on the Value of a Basket of Equities due April 2, 2015	$1,962,700.00	$252.80
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

February 2014 PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated July 13, 2012)
STRUCTURED INVESTMENTS
Opportunities in International Equities
$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Performance Leverage Upside Securities

The Performance Leverage Upside Securities (the “PLUS”) offer leveraged exposure to an equally weighted basket (the “underlying basket”) of exchange traded funds (each, a “basket equity”). The PLUS are for investors who seek an equity basket based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying basket. At maturity, if the value of the underlying basket has decreased below the initial basket value, the investor is fully exposed to the negative basket performance. At maturity, if the underlying basket has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying basket, subject to the maximum payment at maturity. Accordingly, the PLUS do not guarantee any return of principal at maturity. The PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying basket:	A basket of 4 exchange traded funds (see “Basket Information” on page 17 of this pricing supplement)
Basket weighting of each basket equity:	iShares® FTSE China 25 Index Fund (Bloomberg Ticker “FXI UP”):
iShares® MSCI Mexico Capped ETF (Bloomberg Ticker “EWW UP”):
iShares® MSCI South Korea Capped ETF (Bloomberg Ticker “EWY UP”):
	iShares® MSCI Taiwan ETF (Bloomberg Ticker “EWT UP”):	25% 25% 25% 25%
Aggregate principal amount:	$1,962,700
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	February 28, 2014
Original issue date:	March 5, 2014
Maturity date:	April 2, 2015 subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:	■ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment. In no event will the payment at maturity exceed the maximum payment at maturity.
■ If the final basket value is equal to the initial basket value: $10

■

If the final basket value is less than the initial basket value:
$10 + ($10 × basket return)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Basket return:	(final basket value - initial basket value) / initial basket value
Leveraged upside payment:	$10 × leverage factor × basket return
Initial basket value:	100
Final basket value:	The product of (1) the initial basket value of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Initial equity price:	With respect to each basket equity, the closing price for such basket equity on the pricing date, as determined by the calculation agent.
Final equity price:	With respect to each basket equity, the closing price for such basket equity on the valuation date, as determined by the calculation agent.
Equity return:	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows: (final equity price — initial equity price) / initial equity price
Valuation date:	March 30, 2015 subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	3
Maximum payment at maturity:	$11.60 (116% of the stated principal amount)
CUSIP:	90271T653
ISIN:	US90271T6534
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	UBS Securities LLC

Commissions and issue price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$1,962,700.00	$39,254.00	$1,923,446.00
(1)	UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 per $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”

The estimated initial value of the PLUS as of the pricing date is $9.685 for the PLUS linked to a basket of equities. The estimated initial value of the PLUS was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the PLUS, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 13 and 14 of this pricing supplement.

NOTICE TO INVESTORS: THE PLUS ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE PLUS AT MATURITY, AND THE PLUS CAN HAVE THE SAME DOWNSIDE MARKET RISK AS THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE PLUS IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE PLUS.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE 13 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY PLUS. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR PLUS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE PLUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Pricing Supplement dated February 28, 2014

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Additional Information about UBS and the PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated July 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000232/c318442_690752-424b2.htm

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “PLUS” refers to the Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Performance Leveraged Upside Securities”, dated July 13, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Investment Overview
Performance Leveraged Upside Securities

The PLUS Based on the Value of a Basket of Equities due April 2, 2015 can be used:

■	As an alternative to direct exposure to the underlying basket that enhances the return for a certain range of positive performance of the underlying basket; however, by investing in the PLUS, you will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.
■	To enhance returns and outperform the underlying basket in a moderately bullish scenario.
■	To achieve similar levels of upside exposure to the underlying basket as a direct investment while using fewer dollars by taking advantage of the leverage factor.

Maturity:	Approximately 13 months
Leverage factor:	3.0
Maximum payment at maturity:	$11.60 (116.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS
Coupon:	None
Key Investment Rationale

Investors can use the PLUS to leverage returns by a factor of 3.0, up to the maximum payment at maturity.

Investors will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying basket within a certain range of positive performance.

Upside Scenario	The underlying basket increases in value from the pricing date to the valuation date and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 3.0 times the basket return, up to the maximum payment at maturity.

Par Scenario	The final basket value is equal to the initial basket value. In this case, you receive the full stated principal amount at maturity.

Downside Scenario	The final basket value is less than the initial basket value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the full amount of the decline in the value of the underlying basket from the pricing date to the valuation date. (Example: if the underlying basket decreases in value by 35%, the PLUS will redeem for $6.50, or 65% of the stated principal amount.)

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Investor Suitability

The PLUS may be suitable for you if:

■	You fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.
■	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket equities.
■	You believe the final basket value of the underlying basket is not likely to be less than the initial basket value and, if it is, you can tolerate receiving a payment at maturity that will likely be less than your principal amount and may be zero.
■	You believe that the basket return will be positive, and when multiplied by the leverage factor, is unlikely to exceed an amount equal to the maximum payment at maturity of $11.60 (116.00% of the stated principal amount).
■	You can tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying basket.
■	You do not seek current income from your investment and are willing to forego dividends paid on any basket equities.
■	You seek an investment with exposure to companies in the emerging markets.
■	You are willing and able to hold the PLUS to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the PLUS.
■	You are willing to assume the credit risk of UBS for all payments under the PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
■	You understand that the estimated initial value of the PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The PLUS may not be suitable for you if:

■	You do not fully understand the risks inherent in an investment in the PLUS, including the risk of loss of your entire initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying basket or the basket equities.
■	You believe the final basket value of the underlying basket is likely to be less than the initial basket value, which could result in a total loss of your initial investment.
■	You do not believe that the basket return will be positive, or you believe that the basket return will be positive and, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum payment at maturity of $11.60 (116.00% of the stated principal amount).
■	You cannot tolerate fluctuations in the price of the PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying basket.
■	You seek current income from this investment or prefer to receive the dividends paid on the basket equities.
■	You do not seek an investment with exposure to companies in emerging markets.
■	You are unable or unwilling to hold the PLUS to maturity, a term of approximately 13 months, and seek an investment for which there will be an active secondary market.
■	You are not willing to assume the credit risk of UBS for all payments under the PLUS, including any repayment of principal.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Fact Sheet

The PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each security that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying basket on the valuation date. The PLUS do not guarantee any return of principal at maturity. All payments on the PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the PLUS and you could lose your entire investment.

Expected Key Dates:
Pricing Date:	Original issue date (settlement date):	Valuation Date	Maturity Date:
February 28, 2014	March 5, 2014 (3 business days after the pricing date)	March 30, 2015	April 2, 2015

Key Terms:
Issuer:	UBS AG, London Branch
Underlying basket:	A basket of 4 exchange traded funds (see “Basket Information” on page 17 of this pricing supplement)
Basket weighting of each basket equity:	iShares® FTSE China 25 Index Fund (Bloomberg Ticker “FXI UP”):
iShares® MSCI Mexico Capped ETF (Bloomberg Ticker “EWW UP”):
iShares® MSCI South Korea Capped ETF (Bloomberg Ticker “EWY UP”):
	iShares® MSCI Taiwan ETF (Bloomberg Ticker “EWT UP”):	25% 25% 25% 25%
Aggregate principal amount:	$1,962,700
Stated principal amount:	$10 per security
Issue price:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:	■ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment. In no event will the payment at maturity be greater than the maximum payment at maturity.
■ If the final basket value equal to the initial basket value: $10

■

If the final basket value is less than the initial basket value:
$10 + ($10 × basket return)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the PLUS. Investors may lose their entire investment.

Basket return:	(final basket value - initial basket value) / initial basket value
Leveraged upside payment:	$10 × leverage factor × basket return
Leverage factor:	3.0
Maximum payment at maturity:	$11.60 (116.00% of the stated principal amount)
Initial basket value:	100
Final basket value:	The product of (i) the initial basket value of the underlying basket multiplied by (ii) the sum of one and the weighted performance of the basket equities on the valuation date. The weighted performance for each basket equity is the equity return for such basket equity multiplied by the basket weighting.
Initial equity price:	With respect to each basket equity, the closing price for such basket equity on the pricing date, as determined by the calculation agent.
Final equity price:	With respect to each basket equity, the closing price for such basket equity on the valuation date, as determined by the calculation agent.
Equity return:	With respect to each basket equity, the percentage change from the respective initial equity price to the respective final equity price, calculated as follows:
(final equity price-initial equity price) / initial equity price
Valuation date:	March 30, 2015 subject to postponement for non-underlying asset business days and certain market disruption events
Risk factors:	Please see “Risk Factors” beginning on page 13.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	90271M401
ISIN:	US90271M4015
Tax considerations:	The United States federal income tax consequences of your investment in the PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.
There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the PLUS. Pursuant to the terms of the PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid derivative contract with respect to the underlying basket. If your PLUS are so treated, you should generally recognize gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Subject to the “constructive ownership” rules discussed below, such gain or loss should be long-term capital gain or loss if you have held the PLUS for more than one year; otherwise, you should recognize short-term capital gain or loss.
Because the PLUS is linked to a basket of shares of exchange-traded funds, there is a risk that an investment in the PLUS could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “pass-thru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-46 of the accompanying product supplement) in respect of a PLUS would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the PLUS (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the PLUS). It is not clear how the “net underlying long-term capital gain” would be computed in respect of a PLUS. It is possible, for example, that the “net underlying long-term capital gain” could equal the amount of long-term capital gain a United States holder would have recognized if, on the issue date of the PLUS, the holder had invested the face amount of the PLUS in shares of the underlying equity and sold those shares for their fair market value on the date the PLUS is sold, exchanged or retired. Unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Therefore, there exists a risk that an investment in PLUS could be treated as a “constructive ownership transaction,” and that all or a portion of any long-term capital gain recognized in respect of the PLUS could be recharacterized as ordinary income subject to an interest charge. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.
In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the PLUS, it is possible that your PLUS could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-46 of the accompanying product supplement, including possible treatment as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code (to the extent the issuer of any basket equity were treated as a “pass-thru entity”) as described in such product supplement, and that the timing and character of income or loss on your PLUS could be materially and adversely affected.
Also, the Internal Revenue Service, for example, might assert that the PLUS should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying basket of equities.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

General Information
In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your PLUS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the accompanying product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.
Recent Legislation
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the PLUS.
Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder except as provided below, you should generally not be subject to United States withholding tax with respect to payments on your PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your PLUS if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.
Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments that reference U.S. stocks (including shares of the basket equities) including possibly the PLUS, may be treated as dividend equivalents that are subject to U.S. withholding tax. Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. However, if finalized in their current form, the proposed regulations would not impose a withholding tax on dividend equivalent payments that are made on such equity-linked instruments prior to January 1, 2016. Further, under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that U.S. withholding tax under Section 871(m) will apply only to equity-linked instruments such as the PLUS issued on or after 90 days after the date the final Treasury regulations are published. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the PLUS.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

General Information
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.
Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.
Proposed Legislation
The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
PROSPECTIVE PURCHASERS OF PLUS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PLUS.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the PLUS as described below.
In connection with the sale of the PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of PLUS before and after the pricing date of the PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 13 of this document for a discussion of these adverse effects.
Supplemental information regarding plan of distribution (conflicts of interest) secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.20 per $10.00 stated principal amount of PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each $10.00 stated principal amount of PLUS that Morgan Stanley Smith Barney LLC sells.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

General Information
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.
UBS Securities LLC and its affiliates may offer to buy or sell the PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the PLUS, see “Risk Factors — Fair value considerations” and “Risk Factors — Limited or no secondary market and secondary market price considerations” on pages 13 and 14 of this pricing supplement.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

How the PLUS Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the closing value of the underlying basket.

Investors will not be entitled to receive any dividends paid with respect to the basket equities. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	3.0
Maximum payment at maturity:	$11.60 (116.00% of the stated principal amount) per PLUS

PLUS Payoff Diagram

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

How it works
■	If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 3.0 times the appreciation of the underlying basket over the term of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final basket value of 105.333% of the initial basket value.
■	If the final basket value has appreciated from the initial basket value by 5%, investors will receive a 15% return, or $11.50 per PLUS.
■	If the final basket value has appreciated from the initial basket value by 20%, investors will receive only the maximum payment at maturity of $11.60 per PLUS.
■	If the final basket value is equal to the initial basket value, investors will receive an amount equal to the $10 stated principal amount.
■	If the final basket value is less than the initial basket value, investors will be exposed to the full negative decline in the underlying basket. Specifically, a 1% loss of principal for each 1% decline in the underlying basket.
■	If the underlying basket depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the PLUS.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10 + leveraged upside payment, subject to the maximum payment at maturity.

Leveraged Upside Payment
Principal	Principal	Leverage Factor	Basket return
$10 +	[$10 ×	3.0 ×	(	final basket value - initial basket value initial basket value	)]

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final basket value is equal to the initial basket value:

the stated principal amount of $10

If the final basket value is less than the initial basket value:

$10 + ($10 × basket return)

Principal	Principal		Basket return
$10 +	[$10 ×	(	final basket value - initial basket value initial basket value	)]

Accordingly, if the final basket value is below the initial basket value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying basket. You may lose up to 100% of your principal.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

■	The PLUS do not pay interest or guarantee return of principal and your investment in the PLUS may result in a loss — The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final basket value is less than the initial basket value, you will lose some or all of your investment in the PLUS in an amount proportionate to the decrease in the value of the underlying basket from the pricing date to the valuation date. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire investment.
■	The leverage factor applies only if you hold the PLUS to maturity — You should be willing to hold your PLUS to maturity. If you are able to sell your PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 3.0 times the performance of the basket even if such performance is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the PLUS to maturity.
■	Your potential return on the PLUS is limited to the maximum payment at maturity — The return potential of the PLUS is limited to the maximum payment at maturity of $11.60. Therefore, you will not benefit from any positive performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a hypothetical direct investment in the underlying basket or the basket equities.
■	The PLUS are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS — Investors are dependent on UBS AG’s ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.
■	Market risk — The return on the PLUS is directly linked to the performance of the underlying basket and indirectly linked to the basket equities and the value of the stocks comprising the basket equities (the “underlying constituents”), and will depend on whether, and the extent to which, the respective basket equity returns are positive or negative. The prices of the basket equities can rise or fall sharply due to factors specific to the basket equities, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the basket return is negative.
■	Fair value considerations.
■	The issue price you pay for the PLUS exceeds their estimated initial value — The issue price you pay for the PLUS exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the PLUS by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the PLUS incorporate certain variables, including the price, volatility and expected dividends on the basket equities and the underlying constituents, prevailing interest rates, the term of the PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the PLUS to you. Due to these factors, the estimated initial value of the PLUS as of the pricing date is less than the issue price you pay for the PLUS.
■	The estimated initial value is a theoretical price; the actual price that you may be able to sell your PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value — The value of your PLUS at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the PLUS determined by reference to our internal pricing models. The estimated initial value of the PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUS in any secondary market at any time.
■	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the PLUS as of the pricing date — We may determine the economic terms of the PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the PLUS.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

■	Limited or no secondary market and secondary market price considerations.
■	There may be little or no secondary market for the PLUS — The PLUS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the PLUS will develop. UBS Securities LLC and its affiliates may make a market in each offering in the PLUS, although they are not required to do so and may stop making a market at any time. If you are able to sell your PLUS prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your PLUS in any secondary market at any time.
■	The price at which UBS Securities LLC and its affiliates may offer to buy the PLUS in the secondary market (if any) may be greater than UBS’ valuation of the PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such PLUS at a price that exceeds (i) our valuation of the PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
■	Price of the PLUS prior to Maturity — The market price of the PLUS will be influenced by many unpredictable and interrelated factors. Several factors will influence the value of the PLUS prior to maturity. Although we expect that generally the closing value of the underlying basket on the valuation date will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include: the value and volatility (frequency and magnitude of changes in value or price) of the underlying basket, the basket equities and the underlying constituents, the dividend yield of the basket equities and the underlying constituents, geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events that affect the underlying basket or equities markets generally and that may affect the closing value of the underlying basket, interest and yield rates in the market, time remaining until the PLUS mature and the creditworthiness of UBS and the then current bid-ask spread for the PLUS. You may receive less, and possibly significantly less, than the stated principal amount of the PLUS if you try to sell your PLUS prior to maturity.
■	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the PLUS in any secondary market.
■	Owning the PLUS is not the same as owning the basket equities or the underlying constituents — The return on the PLUS may not reflect the return you would realize if you actually owned the basket equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the PLUS. In addition, as an owner of the PLUS, you will not have voting rights or any other rights that a holder of the basket equities may have.
■	No assurance that the investment view implicit in the PLUS will be successful. — It is impossible to predict whether and the extent to which the value of the underlying basket will rise or fall. There can be no assurance that the underlying basket value will not close below the initial basket value on the valuation date. The closing value of the underlying basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the basket equities. You should be willing to accept the risk of losing some or all of your initial investment.
■	The value of any basket equity may not completely track the value of the underlying constituents in which such exchange traded fund invests — Although the trading characteristics and valuations of any basket equity will usually mirror the characteristics and valuations of the underlying constituents in which such exchange traded fund invests, its value may not completely track the value of such underlying constituents. The value of any basket equity will reflect transaction costs and fees that the underlying constituents in which that exchange traded fund invests do not have. In addition, although a basket equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such basket equity or that there will be liquidity in the trading market.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

■	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the basket equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a basket equity may differ from its NAV per share; the basket equities may trade at, above or below their NAV per share.
■	Failure of one or more basket equities to track the level of their applicable underlying indices — While each basket equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent each basket equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of each basket equity will not be equal to the performance of its underlying index during the term of the PLUS.
■	The PLUS are subject to currency exchange rate risk — The PLUS are linked in part to the iShares FTSE China 25 Index Fund (“FXI Fund”), the iShares® MSCI Mexico Capped ETF (“EWW Fund”), the iShares® MSCI South Korea Capped ETF (“EWY Fund”) and the iShares® MSCI Taiwan ETF (“EWT Fund”). Each of these Funds invests in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the PLUS will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the FXI Fund, EWW Fund, EWY Fund and EWT Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. security in the portfolios of the FXI Fund, EWW Fund, EWY Fund and EWT Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of securities in which the FXI Fund, EWW Fund, EWY Fund and EWT Fund invest will be adversely affected and the value of the PLUS may decrease.
■	The PLUS are subject to non-U.S. securities market risk — The FXI Fund, EWW Fund, EWY Fund and EWT Fund are subject to risks associated with non-U.S. securities markets. An investment in the PLUS linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
■	The PLUS are subject to emerging markets risk — The FXI Fund, the EWW Fund, the EWY Fund and the EWT Fund are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the PLUS are susceptible, before making a decision to invest in the PLUS.
■	Changes in the prices of the basket equities may offset each other — The PLUS are linked to an equally weighted basket comprised of the basket equities. Where the market price of one or more of the basket equities appreciates, the market price of one or more of the other basket equities may not appreciate by the same amount or may even decline. Therefore, in determining whether the final basket value and the payment at maturity on the PLUS, increases in the prices of one or more of the basket equities may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other basket equities. In addition, if the performances of the basket equities are not correlated to each other, the risk that the underlying basket will decrease in value below the initial basket value on the valuation date is even greater.
■	We may engage in business with or involving a basket equity issuer or any other issuer of an underlying constituent without regard to your interests — We or our affiliates may presently or from time to time engage in business with a basket equity issuer or an issuer of an underlying constituent without regard to your interests and thus may acquire nonpublic information about a basket equity or an underlying

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

constituent. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to a basket equity or an underlying constituent, which may or may not recommend that investors buy or hold a basket equity or an underlying constituent.
■	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors — We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the final basket value and the final equity prices and the payment at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity. As UBS determines the economic terms of the PLUS, including the maximum payment and leverage factor, and such terms include hedging costs, issuance costs and projected profits, the PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your PLUS in the secondary market.
■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS — One or more of our affiliates have hedged our obligations under the PLUS and will carry out hedging activities related to the PLUS (and other instruments linked to the underlying basket or the basket equities), including trading in the basket equities, swaps, futures and options contracts on the basket equities as well as in other instruments related to the basket equities. Our affiliates also trade in the basket equities and other financial instruments related to the underlying basket and the basket equities on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial basket value and, as a result, could have increased the value at which the underlying basket must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the underlying basket on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.
■	Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the PLUS — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the PLUS, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the PLUS. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the PLUS and/or the ability of UBS to make payments thereunder.
■	Uncertain tax treatment — Significant aspects of the tax treatment of the PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page 6 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-44 of the accompanying product supplement and consult your tax advisor about your tax situation.

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Basket Information

All disclosures contained in this pricing supplement regarding each basket equity are derived from publicly available information. We do not disclaim liability or responsibility for any information disclosed herein regarding each basket equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to each basket equity.

Included on the following pages is a brief description of the issuers of the respective basket equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the basket equities. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, and 2013. Partial data is provided for the first calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the basket equities as an indication of future performance.

Each of the basket equities is registered with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable. Companies with securities registered under these acts are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the basket equities with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the basket equities under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Basket Equities

The following lists the basket equities and the corresponding basket weighting and initial equity price of each basket equity. Each of the basket equity issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return and, consequently, the amount payable on your Note, if any, at maturity.

Basket Equity	Initial Equity Price	Basket Weighting
iShares® FTSE China 25 Index Fund	$35.39	25.00%
iShares® MSCI Mexico Capped ETF	$60.29	25.00%
iShares® MSCI South Korea Capped ETF	$61.08	25.00%
iShares® MSCI Taiwan ETF	$14.06	25.00%

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® FTSE China 25 Index Fund

We have derived all information contained herein regarding the iShares® FTSE China 25 Index Fund (“FXI Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment advisor of the FXI Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the FXI Fund.

The FXI Fund is one of the separate investment portfolios that constitute iShares Trust. The FXI Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index. The FXI Fund will at all times invest at least 90% of its assets in the securities of the FTSE China 25 Index and American depositary receipts based on securities of the FTSE China 25 Index. The FXI Fund also may invest its other assets in securities not in the FTSE China 25 Index, futures contracts, options on futures contracts, options and swaps related to the FTSE China 25 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates, as well as in securities not included in the FTSE China 25 Index, but which BFA believes will help the FXI Fund track the FTSE China 25 Index.

BFA uses a representative sampling strategy to manage the FXI Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the FTSE China 25 Index that collectively has an investment profile similar to the FTSE China 25 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the FTSE China 25 Index. The FXI Fund may or may not hold all of the securities that are included in the FTSE China 25 Index.

The FTSE China 25 Index was developed by FTSE International Limited (“FTSE”) and is calculated, maintained and published by FTSE. It is a real-time tradable index comprising 25 of the largest and most liquid Chinese stocks listed and trading on the Stock Exchange of Hong Kong. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the FTSE China 25 Index at any time. The FTSE China 25 Index has been developed by FTSE for analysis and benchmarking purposes and to gain access to the China market.

As of December 31, 2013, ordinary operating expenses of the FXI Fund are expected to accrue at an annual rate of 0.73% of the FXI Fund’s daily net asset value. Expenses of the FXI Fund reduce the net value of the assets held by the FXI Fund and, therefore, reduce the value of the shares of the FXI Fund.

As of December 31, 2013, the FXI Fund held stocks of Chinese companies in the following industry sectors: Financials (56.01%), Telecommunications (14.17%), Oil & Gas (11.74%), Technology (9.63%), Basic Materials (4.11%), Industrials (1.84%) and S-T Securities (0.03%).

In making your investment decision you should review the prospectus related to the FXI Fund, dated December 1, 2013, filed by the iShares Trust (“the FXI Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/1100663/000119312513458866/d626908d497k.htm

In addition, the FXI Fund Prospectus is available on FXI Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the FXI Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the FXI Fund Prospectus.

Information filed by iShares® FTSE China 25 Index Fund with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 333-92935 and 811-09729. The FXI Fund’s website is http://us.ishares.com/product_info/fund/overview/FXI.htm. Shares of the FXI Fund are listed on the NYSE Arca under ticker symbol “FXI.”

Information as of market close on February 28, 2014:

Bloomberg Ticker Symbol:	FXI UP <Equity>
Current Equity Closing Price:	$35.39
Closing Price 52 Weeks ago (on February 28, 2013):	$38.95
52 Week High Closing Price (on November 27, 2013):	$40.19
52 Week Low Closing Price (on June 25, 2013):	$31.70

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through February 28, 2014. The closing price of the basket equity on February 28, 2014 was $35.39. The associated graph shows the closing prices for the basket equity for each day from October 8, 2004 to February 28, 2014. We obtained the information in the table and graph from Bloomberg Professional service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

iShares® FTSE China 25 Index Fund	High	Low	Period End
2010
First Quarter	$44.56	$37.17	$42.10
Second Quarter	$44.59	$37.01	$39.13
Third Quarter	$42.85	$38.73	$42.82
Fourth Quarter	$47.93	$42.20	$43.09
2011
First Quarter	$44.96	$41.16	$44.96
Second Quarter	$46.40	$41.11	$42.95
Third Quarter	$43.31	$30.83	$30.83
Fourth Quarter	$38.95	$29.75	$34.87
2012
First Quarter	$40.48	$35.15	$36.63
Second Quarter	$38.34	$31.83	$33.67
Third Quarter	$35.29	$32.09	$34.61
Fourth Quarter	$40.48	$34.91	$40.48
2013
First Quarter	$41.86	$36.33	$36.90
Second Quarter	$38.62	$31.70	$32.52
Third Quarter	$39.15	$31.73	$37.08
Fourth Quarter	$40.19	$36.42	$38.35
2014
First Quarter (through February 28, 2014)	$37.12	$33.70	$35.39

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® FTSE China 25 Index Fund – Daily Closing Prices October 8, 2004 to February 28, 2014

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® MSCI Mexico Capped ETF

We have derived all information contained herein regarding the iShares® MSCI Mexico Capped ETF (the “EWW Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the EWW Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWW Fund.

The EWW Fund is one of the separate investment portfolios that constitute the iShares Trust. The EWW Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Mexico IMI 25/50 Index. The EWW Fund will at all times invest at least 80% of its assets in the securities of the MSCI Mexico IMI 25/50 Index and depositary receipts representing the securities of the MSCI Mexico IMI 25/50 Index. The EWW Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Mexico IMI 25/50 Index, but which BFA believes will help the EWW Fund track the MSCI Mexico IMI 25/50 Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its MSCI Mexico IMI 25/50 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EWW Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Mexico IMI 25/50 Index that collectively has an investment profile similar to the MSCI Mexico IMI 25/50 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Mexico IMI 25/50 Index. The EWW Fund may or may not hold all of the securities that are included in the MSCI Mexico IMI 25/50 Index.

The MSCI Mexico IMI 25/50 Index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by, MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Mexico IMI 25/50 Index at any time. The MSCI Mexico IMI 25/50 Index has been developed by MSCI as an equity benchmark for Mexican stock performance, and is designed to measure equity market performance in the Mexican market.

As of September 30, 2013, total annual fund operating expenses of the EWW Fund are expected to accrue at an annual rate of 0.53% of the EWW Fund’s average daily net asset value. Expenses of the EWW Fund reduce the net asset value of the assets held by the EWW Fund and, therefore, reduce the value of the shares of the EWW Fund.

As of September 30, 2013, the EWW Fund held stocks of Mexican companies in the following sectors: Consumer Staples (23.02%), Financials (19.35%), Telecommunication Services (16.75%), Materials (15.95%), Industrials (13.48%), Consumer Discretionary (10.11%), Health Care (1.27%) and S-T Securities (0.04%).

In making your investment decision you should review the prospectus related to the EWW Fund, dated July 1, 2013, filed by iShares, Inc. (“the EWW Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/930667/000119312513277802/d529040d497.htm

In addition, the EWW Fund Prospectus is available on EWW Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EWW Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWW Fund Prospectus.

Information filed by iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 033-97598 and 811-09102. EWW Fund’s website is http://us.ishares.com/product_info/fund/overview/EWW.htm. Shares of the EWW Fund are listed on the NYSE Arca under ticker symbol “EWW.”

Information as of market close on February 28, 2014:

Bloomberg Ticker Symbol:	EWW UP <Equity>
Current Equity Closing Price:	$60.29
Closing Price 52 Weeks ago (on February 28, 2013):	$71.32
52 Week High Closing Price (on April 11, 2013):	$76.71
52 Week Low Closing Price (on June 20, 2013)	$58.72

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through February 28, 2014. The closing price of the basket equity on February 28, 2014 was $60.29. The associated graph shows the closing prices for the basket equity for each day from August 28, 2002 to February 28, 2014. We obtained the information in the table and graph from Bloomberg Professional service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

iShares® MSCI Mexico Capped ETF	High	Low	Period End
2010
First Quarter	$53.37	$45.85	$53.37
Second Quarter	$55.49	$46.08	$47.89
Third Quarter	$53.31	$47.56	$52.99
Fourth Quarter	$61.92	$53.90	$61.92
2011
First Quarter	$63.04	$58.49	$62.85
Second Quarter	$64.31	$59.22	$62.56
Third Quarter	$63.42	$47.24	$48.96
Fourth Quarter	$57.52	$48.04	$53.76
2012
First Quarter	$62.52	$54.30	$62.52
Second Quarter	$63.64	$53.65	$61.45
Third Quarter	$65.74	$60.40	$65.39
Fourth Quarter	$71.24	$63.43	$70.53
2013
First Quarter	$74.96	$70.05	$74.59
Second Quarter	$76.71	$58.72	$65.20
Third Quarter	$70.28	$61.16	$63.89
Fourth Quarter	$68.66	$62.41	$68.00
2014
First Quarter (through February 28, 2014)	$67.08	$59.82	$60.29

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® MSCI Mexico Capped ETF – Daily Closing Prices August 28, 2002 to February 28, 2014

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® MSCI South Korea Capped ETF

We have derived all information contained herein regarding the iShares® MSCI South Korea Capped ETF (the “EWY Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the EWY Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWY Fund.

The EWY Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Korea 25/50 Index. The EWY Fund will at all times invest at least 80% of its assets in the securities of the MSCI Korea 25/50 Index and depositary receipts representing the securities of the MSCI Korea 25/50 Index. The EWY Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Korea 25/50 Index, but which BFA believes will help the EWY Fund track the MSCI Korea 25/50 Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Korea 25/50 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EWY Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Korea 25/50 Index that collectively has an investment profile similar to the MSCI Korea 25/50 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings) fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Korea 25/50 Index. The EWY Fund may or may not hold all of the securities that are included in the MSCI Korea 25/50 Index.

The MSCI Korea 25/50 Index was developed by, and is calculated, maintained and published by MSCI Inc (“MSCI”). MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Korea 25/50 Index at any time. The MSCI Korea 25/50 Index has been developed by MSCI as an equity benchmark for Korean stock performance, and is designed to measure equity market performance in the South Korean market.

As of December 31, 2013, total annual fund operating expenses of the EWY Fund are expected to accrue at an annual rate of 0.61% of the EWY Fund’s average daily net asset value. Expenses of the EWY Fund reduce the net asset value of the assets held by the EWY Fund and therefore reduce the value of the shares of the EWY Fund.

As of December 31, 2013, the EWY Fund held stocks of Korean companies in the following sectors: Information Technology (31.39%), Consumer Discretionary (18.17%), Financials (14.70%), Industrials (13.18%), Materials (10.40%), Consumer Staples (5.28%), Energy (2.44%), Utilities (1.76%), Telecommunication Services (1.03%) and Health Care (0.69%).

In making your investment decision you should review the prospectus related to the EWY Fund, dated December 30, 2013, filed by iShares, Inc. (“the EWY Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/930667/000119312513487532/d641331d497k.htm

In addition, the EWY Fund Prospectus is available on EWY Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EWY Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWY Fund Prospectus.

Information filed by iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 033-97598 and 811-09102. EWY Fund’s website is http://us.ishares.com/product_info/fund/overview/EWY.htm. Shares of the EWY Fund are listed on the NYSE Arca under ticker symbol “EWY.”

Information as of market close on February 28, 2014:

Bloomberg Ticker Symbol:	EWY UP <Equity>
Current Equity Closing Price:	$61.08
Closing Price 52 Weeks ago (on February 28, 2013):	$61.65
52 Week High Closing Price (on October 22, 2013):	$65.68
52 Week Low Closing Price (on June 24, 2013):	$50.15

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through February 28, 2014. The closing price of the basket equity on February 28, 2014 was $61.08. The associated graph shows the closing prices for the basket equity for each day from September 5, 2002 to February 28, 2014. We obtained the information in the table and graph from Bloomberg Professional service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

iShares® MSCI South Korea Capped ETF	High	Low	Period End
2010
First Quarter	$50.42	$43.90	$50.00
Second Quarter	$52.83	$42.09	$44.71
Third Quarter	$53.49	$44.25	$53.49
Fourth Quarter	$61.19	$52.79	$61.19
2011
First Quarter	$64.35	$56.61	$64.35
Second Quarter	$69.64	$61.56	$65.00
Third Quarter	$67.94	$45.67	$46.57
Fourth Quarter	$58.02	$45.27	$52.26
2012
First Quarter	$60.79	$52.07	$59.54
Second Quarter	$61.07	$51.35	$54.81
Third Quarter	$60.55	$51.53	$59.13
Fourth Quarter	$63.36	$56.61	$63.36
2013
First Quarter	$65.00	$57.18	$59.43
Second Quarter	$58.81	$50.15	$53.20
Third Quarter	$64.25	$51.71	$61.53
Fourth Quarter	$65.68	$61.70	$64.67
2014
First Quarter (through February 28, 2014)	$61.64	$57.47	$61.08

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® MSCI South Korea Capped ETF – Daily Closing Prices September 5, 2002 to February 28, 2014

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® MSCI Taiwan ETF

We have derived all information contained herein regarding the iShares® MSCI Taiwan ETF (the “EWT Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the EWT Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWT Fund.

The EWT Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Taiwan Index. The EWT Fund will at all times invest at least 80% of its assets in the securities of the MSCI Taiwan Index and depositary receipts representing the securities of the MSCI Taiwan Index. The EWT Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Taiwan Index, but which BFA believes will help the EWT Fund track the MSCI Taiwan Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its MSCI Taiwan Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EWT Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Taiwan Index that collectively has an investment profile similar to the MSCI Taiwan Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Taiwan Index. The EWT Fund may or may not hold all of the securities that are included in the MSCI Taiwan Index.

The MSCI Taiwan Index was developed by, and is calculated, maintained and published by MSCI Inc. (“MSCI”). MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Taiwan Index at any time. The MSCI Taiwan Index may include large-, mid- or small-capitalization companies, and components primarily include financials, information technology and materials companies traded primarily on the Taiwan Stock Exchange.

As of December 31, 2013, total annual fund operating expenses of the EWT Fund are expected to accrue at an annual rate of 0.61% of the EWT Fund’s average daily net asset value. Expenses of the EWT Fund reduce the net asset value of the assets held by the EWT Fund and, therefore, reduce the value of the shares of the EWT Fund.

As of December 31, 2013, the EWT Fund held stocks of Taiwanese companies in the following sectors: Information Technology (52.31%), Financials (18.40%), Materials (12.30%), Consumer Discretionary (4.93%), Telecommunication Services (4.91%), Industrials (3.36%), Consumer Staples (2.98%), Energy (0.97%), Health Care (0.11%) and S-T Securities (0.08%).

In making your investment decision you should review the prospectus related to the EWT Fund, dated December 30, 2013, filed by iShares, Inc. (“the EWT Fund Prospectus”) available at:

http://www.sec.gov/Archives/edgar/data/930667/000119312513483034/d641582d485bpos.htm

In addition, the EWT Fund Prospectus is available on EWT Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EWT Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWT Fund Prospectus.

Information filed by iShares, Inc. with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and/or the Securities Exchange Act of 1934, as applicable, can be found by reference to its SEC file number: 033-97598 and 811-09102. EWT Fund’s website is http:// http://us.ishares.com/product_info/fund/overview/EWT.htm. Shares of the EWT Fund are listed on the NYSE Arca under ticker symbol “EWT.”

Information as of market close on February 28, 2014:

Bloomberg Ticker Symbol:	EWT UP <Equity>
Current Equity Closing Price:	$14.06
Closing Price 52 Weeks ago (on February 28, 2013):	$13.52
52 Week High Closing Price (on October 22, 2013):	$14.68
52 Week Low Closing Price (on June 24, 2013):	$12.59

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the basket equity for the period from January 4, 2010 through February 28, 2014. The closing price of the basket equity on February 28, 2014 was $14.06. The associated graph shows the closing prices for the basket equity for each day from November 17, 2002 to February 28, 2014. We obtained the information in the table and graph from Bloomberg Professional service® (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the basket equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the basket equity at any time, including the valuation date.

iShares® MSCI Taiwan ETF	High	Low	Period End
2010
First Quarter	$13.37	$11.45	$12.55
Second Quarter	$13.14	$10.88	$11.20
Third Quarter	$13.55	$11.18	$13.55
Fourth Quarter	$15.62	$13.04	$15.62
2011
First Quarter	$16.06	$13.88	$14.87
Second Quarter	$16.02	$14.60	$15.18
Third Quarter	$15.44	$11.81	$11.81
Fourth Quarter	$13.52	$11.23	$11.71
2012
First Quarter	$13.83	$11.79	$13.43
Second Quarter	$13.35	$11.53	$12.23
Third Quarter	$13.60	$11.59	$13.36
Fourth Quarter	$13.82	$12.58	$13.62
2013
First Quarter	$13.83	$13.10	$13.34
Second Quarter	$14.40	$12.59	$13.30
Third Quarter	$14.44	$12.99	$13.92
Fourth Quarter	$14.68	$13.82	$14.42
2014
First Quarter (through February 28, 2014)	$14.17	$13.28	$14.06

$1,962,700 PLUS Based on the Value of a Basket of Equities due April 2, 2015

iShares® MSCI Taiwan ETF – Daily Closing Prices November 17, 2002 to February 28, 2014